As filed with the Securities and Exchange Commission on April 7, 2000.

                                                      Registration No. 333-35215
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 AMENDMENT NO. 4
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                               GENTA INCORPORATED
             (Exact name of registrant as specified in its charter)

              Delaware                                      33-0326866
   (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                       Identification No.)

                                99 Hayden Avenue
                         Lexington, Massachusetts 02421
                                 (781) 860-5150
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)
                                ----------------

                          Raymond P. Warrell, Jr., M.D.
                      President and Chief Executive Officer
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                    Copy to:

                              Monica C. Lord, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                -----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ----------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 7, 2000

PROSPECTUS

                                5,238,070 SHARES

                               GENTA INCORPORATED

                                  COMMON STOCK

                               ------------------


         The selling stockholders of Genta Incorporated listed on page 11 of this prospectus are offering and selling a total of 5,238,070 shares of Genta common stock under this prospectus. These shares were originally issued to the selling stockholders in connection with Genta's recently completed private placement. Genta will not receive any of the proceeds from the sale of the shares sold by these selling stockholders and is not offering any shares for sale under this prospectus. See "Plan of Distribution" on page 15 for a description of sales of the shares by the selling stockholders.

         Genta common stock is listed on the Nasdaq SmallCap Market under the symbol "GNTA." On April 6, 2000, the closing sales price for Genta common stock, as reported on the Nasdaq SmallCap Market, was $11.50. We advise you to obtain a current market quotation for Genta common stock.

                         -------------------------------

         Investing in Genta common stock involves risks. See "Risk Factors" beginning on page 6 of this prospectus.

                         -------------------------------

         Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                         -------------------------------


                 The date of this prospectus is April __, 2000.

                                TABLE OF CONTENTS

                                                                            Page

About Genta Incorporated.......................................................3
Risk Factors...................................................................6
Legal Proceedings.............................................................10
Forward-Looking Statements....................................................10
Use of Proceeds...............................................................10
Selling Stockholders..........................................................11
Plan of Distribution..........................................................15
Legal Matters.................................................................16
Experts.......................................................................16
Where You Can Find Additional Information.....................................17

                                     SUMMARY

         This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including "Risk Factors" beginning on page 6. In addition, you should also read the documents we have referred you to in "Where You Can Find Additional Information" on page 17 for information on our company and our financial statements.

                            ABOUT GENTA INCORPORATED

         Genta Incorporated is a biopharmaceutical company dedicated to developing drugs to treat cancer. Genta's primary research efforts have been focused on the development of a class of drugs designed to target specific genes, namely those that produce proteins that help cancer cells survive and resist the effects of treatment. All of our potential therapeutic products are in various stages of research and development. In late 1996, Genta filed an Investigational New Drug Application for our leading drug, called G3139, and in October 1999, we received confirmation from the FDA that G3139 has been granted "fast track" designation for use in combination with dacarbazine (a commonly-used anti-cancer drug) to treat malignant melanoma. "Fast track" designation allows us to submit an application for regulatory approval to the FDA prior to completion of our clinical trials and requires the FDA to respond to our application on an expedited basis.

         The development of G3139 has been and will continue to be the single most important project within the company. G3139 targets the "Bcl-2" protein. This protein is one of a family of proteins that controls a cell's normal process of maintaining its genetic or DNA integrity. When a cell determines that its genetic sequence or other vital cell structures are seriously damaged, it commits suicide rather than dividing to produce two new cells. This process is called "apoptosis," or programmed cell death. Bcl-2 protein inhibits programmed cell death and allows damaged cells to survive. Many cancer cells have an excess of this protein, making them resistant to many of the drugs and other treatments such as radiation that are commonly used to treat cancer.

         G3139 is designed to reduce the level of Bcl-2 protein in cells. This drug is based on a specific sequence of the gene that is responsible for producing Bcl-2 protein. Genes, or DNA, are made of four different building blocks, or nucleotides, arranged in specific sequences that provide the code for the production of proteins. G3139 acts by binding to the gene's messenger, called messenger-RNA, and the combination results in the destruction of that messenger by an enzyme normally present in cells. Since the messenger-RNA that enables the cell to make a protein has been called "sense," the drugs used to interrupt this process are often called "antisense."

         Genta believes that antisense compounds can be designed in such a way so as to provide a cancer therapy that reduces the risk of side effects of traditional cancer treatments. Antisense drugs are specific sequences of nucleotides, the building blocks of genes or DNA, but antisense drugs contain far fewer nucleotides than the whole gene. As a result of that specific sequence, they should bind only to the matching sequence of nucleotides in the messenger-RNA. Because antisense drugs are made up of a series of nucleotides, they are also called "antisense oligonucleotides."

         In late 1995, the first clinical trial of G3139 was started in the United Kingdom in non-Hodgkin's lymphoma patients for whom prior therapies had failed. This clinical trial, which was conducted at the Royal Marsden Hospital, established a safe dose range in these lymphoma patients. Although the study was not designed to evaluate drug efficacy, the study showed promising single agent activity to reduce the lymphoma and the cancer-related symptoms in some patients. The study also showed frequent reduction of the Bcl-2 protein in the lymphoma cells of some treated patients. In late 1996, an Investigational New Drug Application for the G3139 clinical program was filed with and allowed to proceed by the FDA.

         In late 1997, a second trial using G3139 was initiated in the United States at the Memorial Sloan-Kettering Cancer Center in New York City for patients diagnosed with solid tumors. In 1998, several additional trials were initiated in North America and Europe. In each of these trials, Genta is investigating the safety and activity of G3139 given in combination with standard drugs used in the treatment of different cancers, such as lymphoma, prostate, melanoma and breast cancer.

         In May 1999 Genta and the National Cancer Institute, or "NCI," one of the U. S. National Institutes of Health, agreed to collaborate on a development program for G3139. Under the agreement, Genta will provide the NCI with G3139. Recently, the NCI commenced studies using G3139 for treatment of relapsed acute leukemia, colorectal and small cell lung cancer.

         Based on the available results from the on-going clinical trials, Genta is now planning to move the development of G3139 into Phase 3 studies that will determine its overall effectiveness and safety in patients with specific types of cancer. Genta has elected to focus development on cancers that cannot be treated effectively by the available anti-cancer drugs. In that way, Genta believes that its development programs will have a higher likelihood of qualifying for "fast track" designation by the FDA and then for accelerated development and approval for marketing by the FDA. In October 1999, Genta received confirmation from the FDA granting "fast track" designation to G3139 for use in combination with dacarbazine (a commonly-used anti-cancer drug) to treat malignant melanoma.

         Genta also owns 50% of Genta Jago Technologies B.V., a drug delivery system joint venture which was established to develop oral controlled-release drugs. To date, no products from this joint venture have been commercialized, although an abbreviated new drug application was submitted in 1998 by Genta Jago's marketing partner for one product. Genta Jago's original plan was to use a patented drug delivery technology (called "GEOMATRIX") in a two-pronged commercialization strategy: first, the development of generic versions of successful brand-name controlled-release drugs; and second, the development of controlled-release formulations of drugs currently marketed in only immediate-release form. The only products in development to date are those in the first category.

         On March 4, 1999, Genta entered into an interim agreement pursuant to which Genta was released from all liability relating to unpaid development costs and funding obligations of Genta Jago. SkyePharma (on behalf of itself and its affiliates) agreed to be responsible for substantially all the obligations of the joint venture to third parties and for the further development of the joint venture's products, with any net income resulting from certain products of the joint venture to be allocated in agreed-upon percentages between Genta and SkyePharma.

         In May 1999, Genta sold the assets of its subsidiary, JBL Scientific, Inc., to raise additional funds for its continuing drug development work.

         In August 1999, Genta acquired Androgenics Technologies, Inc., a company with license rights to a series of compounds invented at the University of Maryland, Baltimore to treat prostate cancer. These compounds have the potential to broaden Genta's product portfolio of drugs. These compounds are currently being evaluated by the inventors. Genta expects to advance a lead compound into expanded animal safety and pharmacology studies sometime in the year 2000. These compounds block the production of testosterone which stimulates the growth of prostate cancer, at both major sources of testosterone in the body, the testes and the adrenal glands. In addition to reducing the amount of testosterone available to the tumor, these compounds also block the prostate cancer cell's receptors for testosterone and a potent biological conversion product or metabolite, dihydrotestosterone. Animal studies suggest that these receptors can change or mutate over time and such changes could be a cause of resistance to standard hormone receptor blocking drugs now used to treat prostate cancer. In contrast, the Androgenics compounds appear to block both the normal receptors and the mutant receptors, which may make treatment with these new drugs more active over a longer period of time than currently available treatments. This research is still early in its development and the safety and potential benefits will have to be studied and confirmed in animal and human trials.

         In April 1999, Genta closed its offices in San Diego, California and moved to Lexington, Massachusetts. Genta's principal offices are now located at 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, and its telephone number is (781) 860-5150.

Recent Development

         On December 23, 1999, we sold to the selling stockholders (other than Paramount Capital, Inc.) listed in this prospectus units, at a purchase price of $3.00 per unit, consisting of 3,809,502 shares of Genta common stock and warrants to purchase 952,388 shares of Genta common stock, at an initial exercise price of $4.83. We raised approximately $10.4 million (net of expenses) in the private placement.

         In connection with this private placement, we agreed to file a registration statement, of which this prospectus is a part, to register the common stock and the shares issuable upon exercise of the warrants acquired by the selling stockholders in the private placement. We also agreed to use our best efforts to have the registration statement declared effective by the SEC within 120 days following the closing of the private placement (or April 21, 2000). For each week beyond that time period that the registration statement is not declared effective, we must issue to the selling stockholders a number of additional warrants equal to 0.5% of the number of shares of common stock acquired by the selling stockholders in the private placement, up to a maximum of 15% of the aggregate number of shares of common stock sold in the private placement.

                                  RISK FACTORS

Investing in these securities involves substantial risks. You should consider carefully the following risk factors, together with all of the other information included in this prospectus and incorporated by reference into this prospectus, in deciding whether to invest in the securities.

Our business will suffer if we fail to obtain timely funding.

         Our operations to date have consumed substantial amounts of cash. Based on our current operating plan, we believe that our available resources, including the proceeds from our recent private offering, will be adequate to satisfy our capital needs through December 31, 2000. Our future capital requirements  will  depend  on the  results  of  our  research  and  development activities, preclinical studies and bioequivalence and clinical trials, competitive and technological advances, and regulatory processes of the FDA and other regulatory authority. If our operations do not become profitable before we exhaust existing resources, we will need to raise substantial additional financing in order to continue our operations. We may seek additional financing through public and private resources, including debt or equity financings, or through collaborative or other arrangements with research institutions and corporate partners. If we raise additional capital by issuing equity, or securities convertible into equity, the ownership interest of existing Genta stockholders will be subject to further dilution and share prices may decline. If we are unable to raise additional financing when needed or on acceptable terms, we will need to do the following:

o delay, scale back or eliminate some or all of our research and product development programs;

o license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves;

o    sell Genta to a third party;

o    to cease operations; or

o    declare bankruptcy.

Our products are in an early stage of development.

         Most of our resources have been dedicated to applying molecular biology and medicinal chemistry to the research and development of potential Anticode(TM) pharmaceutical products based upon oligonucleotide technology. While we have demonstrated the activity of Anticode(TM) oligonucleotide technology in model systems in vitro in animals, only one of these potential Anticode(TM) oligonucleotide products, G3139, has begun to be tested in humans. Results obtained in preclinical studies or early clinical investigations are not necessarily indicative of results that will be obtained in extended human clinical trials. Our products may prove to have undesirable and unintended side effects or other characteristics that may prevent our obtaining FDA or foreign regulatory approval for any indication. In addition, it is possible that research and discoveries by others will render our oligonucleotide technology obsolete or noncompetitive.

We cannot sell our products if we fail to obtain the necessary regulatory approvals.

         The United States Food and Drug Administration and comparable agencies in foreign countries impose substantial premarket approval requirements on the introduction of pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more depending upon the type, complexity and novelty of the product.

Because we rely on others to conduct our clinical trials, we cannot control their completion rate or cost, which may affect our ability to successfully commercialize our products.

         We rely on others to conduct our clinical trials. How quickly we are able to complete a clinical study depends upon several factors, including the size of the patient population, how easily patients can get to the site of the clinical study, and the criteria for determining which patients are eligible to join the study. Delays in patient enrollment could delay completion of a clinical study and increase its costs, and could also delay the commercial sale of the drug that is the subject of the clinical trial.

         Our commencement and rate of completion of clinical trials also may be delayed by many other factors, including the following:

o inability to obtain sufficient quantities of materials used for clinical trials;

o    inability to adequately monitor patient progress after treatment;

o    unforeseen safety issues;

o    the failure of the products to perform well during clinical trials; and

o    government or regulatory delays.

The success of our business depends on our ability to obtain or enforce patents and other proprietary rights.

         Our success will depend to a large extent on our ability to (1) obtain U.S. and foreign patent or other proprietary protection for our technologies, products and processes, (2) preserve trade secrets and (3) operate without infringing the patent and other proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. As a result, our ability to obtain and enforce patents that protect our drugs is highly uncertain and involves complex legal and factual questions.

         We have more than 100 U.S. and international patents and applications to aspects of oligonucleotide technology, which includes novel compositions of matter, methods of large-scale synthesis and methods of controlling gene expression. We may not receive any issued patents based on pending or future applications. Our issued patents may not contain claims sufficiently broad to protect us against competitors with similar technology. Additionally, our patents, our partners' patents and patents for which we have license rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under our patents may not cover commercially valuable drugs or processes and may not provide us with any competitive advantage.

         We may have to initiate arbitration or litigation to enforce our patent and license rights. If our competitors file patent applications that claim technology also claimed by us, we may have to participate in interference or opposition proceedings to determine the priority of invention. An adverse outcome could subject us to significant liabilities to third parties and require us to cease using the technology or to license the disputed rights from third parties.

         The cost to us of any litigation or proceeding relating to patent rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of any pending patent or related litigation could prevent us from marketing our products.

The development and commercialization of our products could be delayed if we are unable to maintain our collaborative arrangements with research institutions.

         Our business strategy depends in part on our continued ability to develop and maintain relationships with leading academic and research institutions and independent researchers. The competition for such relationships is intense. We have entered into a number of collaborative relationships relating to specific disease targets and other research activities in order to augment our internal research capabilities and to obtain access to specialized knowledge and expertise. The loss of any of these collaborative relationships could prevent the completion of our clinical trials, which are necessary for regulatory approval.

Because there are few sources for essential raw materials, we may not be able to obtain sufficient quantities to meet market demand.

         The raw materials that we require to manufacture our drugs, particularly oligonucleotides, are available from only a few suppliers, namely those with access to our patented technology. Furthermore, we currently rely on a potential competitor, which is itself a development stage biotechnology company, to supply us with chemical compounds necessary to the development of our drugs. If these few suppliers cease to provide us with the necessary raw materials or fail to provide us with adequate supply of materials at an acceptable price and quality, we would not be able to continue our clinical trials or to sell our drugs.

Unless we obtain coverage and reimbursement for use of our products from third-party payors, we may not be able to successfully market our product.

         Our ability to market drugs successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our drugs and related treatments. These third parties include government authorities, private health insurers, and other organizations, such as health maintenance organizations. Third-party payors often challenge the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our drugs, even if they are safer or more effective than the alternatives. In addition, the federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the United States. In particular, these third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments we collect from sales of our products. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of levels of patient treatment, and other countries requiring application for, and approval of, government or third party reimbursement.

We could become involved in time-consuming and expensive patent litigation and adverse decisions in patent litigation could cause us to incur additional costs and experience delays in bringing new drugs to market.

         The pharmaceutical and biotechnology industries have been characterized by time-consuming and extremely expensive litigation regarding patents and other intellectual property rights. We may be required to commence, or may be made a party to, litigation relating to the scope and validity of our intellectual property rights, or the intellectual property rights of others. Such litigation could result in adverse decisions regarding the patentability of our inventions and products, or the enforceability, validity, or scope of protection offered by our patents. Such decisions could make us liable for substantial money damages, or could bar us from the manufacture, use, or sale of certain products, resulting in additional costs and delays in bringing drugs to market. We may not have sufficient resources to bring any such proceedings to a successful conclusion.

         We also may be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office and in International Trade Commission proceedings aimed at preventing the importing of drugs that would compete unfairly with our drugs. Such proceedings could cause us to incur considerable costs.

Our insurance may not be adequate to protect us against potential product liability.

         The nature of our business exposes us to potential product and professional liability risks which are inherent in the testing, production, marketing and sale of human therapeutic products. While we are covered against those claims by a product liability insurance policy (subject to various deductibles), our insurance coverage may not provide us with adequate protection against potential liabilities.

If we cease doing business and liquidate our assets, we are required to distribute proceeds to holders of our preferred stock before we distribute proceeds to holders of our common stock.

         In the event of a dissolution or liquidation of Genta, holders of Genta common stock will not receive any proceeds until holders of 274,800 outstanding shares of Genta series A preferred stock are paid a $13.7 million dollar liquidation preference and holders of 101,208 outstanding shares of Genta series D preferred stock are paid a $14.2 million dollar liquidation preference. We are also obligated to issue an additional 31,391 shares of series D preferred stock, with a liquidation preference of $4.4 million, upon the exercise of some outstanding warrants. Furthermore, holders of shares of Genta series A and D preferred stock are contractually entitled to receive cumulative dividends before any dividend payment may be made on the common stock.

                                LEGAL PROCEEDINGS

         In 1995, Genta Pharmaceuticals Europe S.A., or "Genta Europe," our wholly owned subsidiary, received a 5.4 million French Franc loan from the French government research agency L'Agence Nationale de Valorisation de la Recherche, or "ANVAR." In October 1996 Genta Europe terminated all scientific personnel. ANVAR asserted, in a letter dated February 13, 1998, that, as a result of the termination of Genta Europe's scientific personnel, Genta Europe was not in compliance with its agreement with ANVAR, and that ANVAR might request that we immediately repay the loan. On July 1, 1998, ANVAR notified Genta Europe that it remained liable for FF4,187,423 (as of December 31, 1999, approximately $641,000) and is required to pay this amount immediately. We do not believe that ANVAR is entitled to immediate repayment. We are working with ANVAR to resolve this dispute; however, we can not assure you we will be able to do so.

         On June 30, 1998, Marseille Amenagement, a company affiliated with the city of Marseilles, France, filed suit against Genta Europe in France to evict Genta Europe from its facilities in Marseilles demanding payment of alleged back rent due and seeking to enforce a lease guarantee for nine years' rent. This prompted Genta Europe to declare a "Cessation of Payment." Under this procedure, Genta Europe ceased its operations and terminated its only employee. A liquidator was appointed by the Court to take control of the assets of Genta Europe and to make payment to creditors. In December 1998, the Court in Marseilles dismissed the case against Genta Europe and indicated that it had no jurisdiction against Genta Incorporated. In August 1999, Marseille Amenagement instituted legal proceedings against the Company at the Commercial Court in France, seeking alleged unpaid rent payment in the amount of FF663,413 (as of December 31, 1999, approximately $101,500) and early termination payment of FF1,852,429 (as of December 31, 1999, approximately $283,600). A court hearing has been scheduled for May 15, 2000. We are working with our counsel in France to settle this dispute but may be unsuccessful.

                           FORWARD-LOOKING STATEMENTS

         When used in this prospectus, the words "believes," "plans," "expects," and "anticipates," and similar expressions are intended to identify forward-looking statements. Except for historical information contained in this prospectus, the matters discussed and the statements made herein or in the information incorporated by reference herein concerning Genta's future prospects are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Genta intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Genta's views as of the date they are made with respect to future events, but are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Forward-looking statements are not guarantees of future performance, and necessarily involve risks and uncertainties, and Genta's results could differ materially from those anticipated in the forward-looking statements contained in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholders. The shares of common stock underlying the warrants issued in the recently completed private placement are subject to an initial exercise price of $4.83 per share. Assuming the exercise of all warrants (not including placement warrants), we would receive approximately $4.6 million dollars, which would be used to fund our research and development as well as our general operating expenses.

                              SELLING STOCKHOLDERS

         The selling stockholders are offering and selling a total of 5,238,070 shares of Genta common stock under this prospectus. The shares being offered under this prospectus were originally issued to the selling stockholders in connection with Genta's recently completed private placement. In connection with the private placement, we agreed to register these shares under the Securities Act of 1933. The shares being registered for resale include:

o    3,809,502 shares of common stock;

o 952,388 shares issuable upon exercise of warrants (at an initial exercise price of $4.83 per share of common stock);

o 380,946 shares issuable upon exercise of placement warrants that were issued to Paramount Capital, Inc., as placement agent, in connection with the private placement;

o 95,234 shares issuable upon exercise of warrants underlying the placement warrants; and

o an indeterminate number of additional shares as may from time to time become issuable upon a decrease in the exercise price of the warrants issued in the private placement which may occur under certain circumstances and by reason of stock splits, stock dividends and other similar transactions.

         The following table sets forth, to the best of our knowledge, based on information provided to us by the selling stockholders:

o the number of shares of Genta common stock owned by each selling stockholder; and

o the number of shares being offered by each selling stockholder under this prospectus.

         All information with respect to share ownership has been provided by the selling stockholders. Except as described below, none of the selling stockholders holds any position or office with, or has otherwise had a material relationship with, Genta for the past three years. Because the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock owned by them since the date of which they provided the information regarding their share ownership in transactions exempt from the registration requirements of the Securities Act of 1933, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders after the offering.

-------------------------------------------------------------------------------------------------------------------------------
                                                                Number of Shares                        Number of
------------------------------------------------------           of Common Stock                        Shares of
                                                            Beneficially Owned Before                 Common Stock
                                                                    Offering*                         Being Offered
                 Selling Stockholder
-------------------------------------------------------------------------------------------------------------------------------
Adams, Leonard J.                                                                  20,833                               20,833
Adler, Louis K.                                                                    10,416                               10,416
Albert Fried & Company LLC                                                         41,666                               41,666
Balanced Investment LLC                                                            41,668                               41,668



-------------------------------------------------------------------------------------------------------------------------------
                                                                Number of Shares                        Number of
------------------------------------------------------           of Common Stock                        Shares of
                                                            Beneficially Owned Before                 Common Stock
                                                                    Offering*                         Being Offered
                 Selling Stockholder
-------------------------------------------------------------------------------------------------------------------------------
Banque SCS Alliance S.A.                                                                                               156,250
Beacon Global Advisors                                                             10,416                               10,416
Beck Family Partners, LP                                                           62,500                               62,500
Beres, Nancy                                                                        4,166                                4,166
Berg, Nicole                                                                      167,500                              167,500
Bershad, David                                                                                                          62,500
Brapo Associates                                                                9,011 (1)                                6,511
The Braziel Family Trust                                                           41,666                               41,666
Broidy, Elliott                                                                    22,500                               22,500
Broy, Anthony                                                                                                           18,750
Bucay, Benito                                                                      20,833                               20,833
Butler, Mark J.                                                                    10,416                               10,416
Caduceus Capital II, LP                                                                                                 80,000
Caduceus Capital Trust, Winchester Global Trust as                                                                     170,000
Trustee
Chasanoff, Teddy                                                                6,459 (2)                                5,209
Chicago Investments, Inc.                                                          83,334                               83,334
Coleman, Roger & Margaret JTWROS                                                   10,416                               10,416
Concordia Partners, L.P.                                                          208,334                              208,334
Cooperative Holding Corporation                                                     6,250                                6,250
Crescent International Ltd.                                                    93,334 (3)                               83,334
De Ramirez, Elke R.                                                             9,333 (4)                                8,333
Deephaven Opportunity Trading Fund LP                                             164,168                              164,168
Delaware Charter Guarantee & Trust Company, as                                                                          10,416
Trustee FBO R. Craig Fetz IRA
Domaco Venture Capital Fund                                                     9,011 (1)                                6,511
Dovolis, Gregory J.                                                                                                     10,416
Doyle, James William                                                               20,833                               20,833
Drax Holdings, LP                                                                                                      145,834
Dworetzky, Edward                                                                  10,418                               10,418
Edelman, Joseph E.                                                                 64,786                               31,250
Enivia Pte, Ltd.                                                                                                        31,250
Falk, Robert I.                                                                   195,883                               83,334
Farber, S. Edmond                                                              11,094 (1)                                8,594
Fatoullah, Carol & Elliot, Tenants in Common                                                                             5,209
Fidulex Management Inc.                                                                                                 83,333
Friedman, Benjamin & Sharyn  JTWROS                                                12,500                               12,500
Friedman, Richard                                                                  11,116                               10,416
Goodman, John M.                                                                   10,416                               10,416
P. Grabler Revocable Trust                                                         20,833                               20,833
Gross, John S.                                                                  6,459 (2)                                5,209
Harari, Chaya & Sheri JTWROS                                                                                             5,209
Hight, Norton F.                                                                    5,209                                5,209


-------------------------------------------------------------------------------------------------------------------------------
                                                                Number of Shares                        Number of
------------------------------------------------------           of Common Stock                        Shares of
                                                            Beneficially Owned Before                 Common Stock
                                                                    Offering*                         Being Offered
                 Selling Stockholder
-------------------------------------------------------------------------------------------------------------------------------
Hight, Randall W.                                                                   5,209                                5,209
Hirschfield, Jack                                                                   5,208                                5,208
Incognoli, Theresa M.                                                               4,166                                4,166
J Partners, LP                                                                     10,416                               10,416
J.F. Shea Co., Inc.                                                               125,000                              125,000
JG Lux Lacuna Biotech                                                                                                  208,334
Keys Foundation                                                                   104,168                              104,168
Kimble, George & Mary Ellen JTWROS                                                 31,250                               31,250
Knox, James                                                                         6,945                                6,945
Lash, Roger S.                                                                     20,833                               20,833
Lazar, Ronald and Barbara JTWROS                                                   10,416                               10,416
Leaf, Robert J.                                                                    20,834                               20,834
Lebovitz, Stephen H.                                                               31,250                               31,250
Leland Corporation                                                                 20,833                               20,833
Leyland-Jones, Brian                                                               60,000                               60,000
Hyman A. Lezell                                                                    10,416                               10,416
Lipton, Ewa                                                                        16,250                               16,250
Lisenby, Stephen A. & Patricia JTWROS                                              31,250                               31,250
Lustig, Harvey                                                                                                          10,416
Managed Risk Trading, L.P.                                                     67,500 (5)                               62,500
Manus, Mark J.                                                                 17,335 (1)                                4,168
Mazzer, Mark                                                                       12,500                               12,500
Miles, Michael C.                                                                  20,833                               20,833
Millman, Paul M.                                                                    5,209                                5,209
Model, Wolfe I.                                                                 6,459 (2)                                5,209
M.S.B. Research                                                                   208,750                              208,750
Natiello, Joseph A.                                                            44,917 (5)                               31,250
Negrin, Renato                                                                     10,418                               10,418
Netter, Carin S                                                                 7,709 (1)                                5,209
Oliveira, Steven M.                                                                41,668                               41,668
Omicron Partners, LP                                                              208,333                              208,333
Panacea Fund                                                                       10,416                               10,416
Paramount Capital, Inc.                                                                                                476,180
Pashayan, Richard                                                                   8,750                                8,750
Penn Vascular Lab Profit Sharing Plan                                               6,945                                6,945
Peterson, William H. & Catherine D. JTWROS                                          6,250                                6,250
Pirasteh, Ross                                                                      5,209                                5,209
Polak, Anthony G.                                                              11,146 (2)                                9,896
Polak, Anthony G.  'S'                                                         10,313 (1)                                7,813
Polak, Frederick B.                                                                 6,511                                6,511
Polak, Margrit Betty                                                                                                     6,511
Pollak, Richard G.                                                                 15,000                               15,000
Ponzio, Jr., Nicholas D.                                                           23,750                               18,750
Porlana Capital Pte, Ltd.                                                                                               31,250
Prager, Tis                                                                        20,834                               20,834
Purjes, Dan                                                                        10,416                               10,416
Redwood Partners LLC                                                               41,666                               41,666


-------------------------------------------------------------------------------------------------------------------------------
                                                                Number of Shares                        Number of
------------------------------------------------------           of Common Stock                        Shares of
                                                            Beneficially Owned Before                 Common Stock
                                                                    Offering*                         Being Offered
                 Selling Stockholder
-------------------------------------------------------------------------------------------------------------------------------
Reif, Louis R.                                                                     41,666                               41,666
Rider, William W. & Sheryl S. JTWROS                                               12,500                               12,500
RL Capital Partners                                                            48,334 (1)                               45,834
Rothbaum, Wayne Philip                                                             75,000                               75,000
Rothenberg, Jeffrey                                                                10,418                               10,418
Rothschild, Jonathan E.                                                                                                 19,531
Royal Bank of Canada                                                              375,000                              375,000
Ruttenberg, David                                                              23,333 (1)                               20,833
Sagres Group Ltd.                                                                  41,666                               41,666
Saker, Wayne                                                                       20,833                               20,833
Sandler, Scott G.                                                                  10,418                               10,418
Sanzo, Carmine                                                                      8,750                                8,750
Sanzo, Jr., Louis                                                                   8,750                                8,750
Scheinberg, David A.                                                               31,250                               31,250
Schiller, Philip J.                                                                10,416                               10,416
Segovia, Roberto                                                                    8,333                                8,333
Siebel, John R.                                                                     6,250                                6,250
Slocum, Stanley B.                                                                 20,833                               20,833
Stadtmauer, Murray & Clare JTWROS                                                   5,209                                5,209
Stadtmauer, Gary & Clare JTWROS                                                     5,209                                5,209
Strassman, Andrew                                                                  25,000                               25,000
Strassman, Joseph & Barbara JTWROS                                            135,000 (3)                              125,000
Strauss, Gary J.                                                               40,527 (6)                               10,418
Suan Investments, Inc.                                                             28,334                                8,334
Teitelbaum, Myron M.                                                               12,500                               12,500
Tokenhouse Trading S.P.                                                                                                 41,666
Walko, Mark                                                                         7,500                                7,500
Waskewich, William J.                                                               6,945                                6,945
Weiss, Melvyn I.                                                              158,334 (7)                              145,834
Widmer, Bruno                                                                       4,168                                4,168
Zuck, Alfred C.                                                                                                          5,209
All  other  selling  stockholders  who may offer  shares of common  stock in the offering or future transferees, pledges, donees of or from any such stockholders
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                                5,238,070





-------------

* Except for Paramount Capital, Inc. and Royal Bank of Canada, the number of shares of common stock held by each selling stockholder named herein is less than 1% of Genta's outstanding common stock as of March 10, 2000.

(1) Includes 2,500 shares of common stock issuable upon exercise of outstanding warrants.

(2) Includes 1,250 shares of common stock issuable upon exercise of outstanding warrants.

(3) Includes 10,000 shares of common stock issuable upon exercise of outstanding warrants.

(4) Includes 1,000 shares of common stock issuable upon exercise of outstanding warrants.

(5) Includes 5,000 shares of common stock issuable upon exercise of outstanding warrants.

(6) Includes 28,255 shares of common stock issuable upon conversion of 250 shares of series D convertible preferred stock.

(7) Includes 12,500 shares of common stock issuable upon exercise of outstanding warrants.

         Generally, only selling stockholders identified in the foregoing table who beneficially owned the shares of common stock set forth in the "Number of Shares of Common Stock Being Offered" column may sell those shares pursuant to the registration statement of which this prospectus forms a part. Genta may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

                              PLAN OF DISTRIBUTION

         We are registering the shares of Genta common stock offered under this prospectus on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares received from the selling stockholders after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The shares may be sold from time to time by the selling stockholders, or by their pledgees, donees, distributees, transferees or other successors in interest. Sales of the shares may be made in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

         The selling stockholders may effect these transactions by selling their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, or to contribute to payments which the selling stockholders may be required to make in respect thereof. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the Nasdaq SmallCap Market pursuant to Rule 153 under the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

         Upon being notified by any selling stockholder that he has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

o    the name of the selling stockholder and the participating broker-dealers;

o    the number of shares involved;

o    the price at which the shares were sold;

o the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable;

o that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

o    other facts material to the transaction.

         We have agreed with the selling stockholders to keep the registration statement, of which this prospectus is a part, effective for a period ending on the earlier of (i) the date on which the shares offered under this prospectus can be sold without registration under Rule 144(k) under the Securities Act of 1933 or any applicable state securities laws, or (ii) the date on which all shares offered hereby have been sold and the distribution contemplated hereby has been contemplated, subject to certain exceptions and limitations.

                                  LEGAL MATTERS

         The validity of the securities being offered under this prospectus has been passed upon for Genta by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference, from the Genta Incorporated Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Genta Jago Technologies B.V. as of and for the year ended December 31, 1998, incorporated in this prospectus by reference from the Genta Incorporated Annual Report on Form 10-K for the year ended
December 31, 1999, have been audited by Deloitte & Touche Experta Ltd., independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to matters that raise substantial doubt about Genta Jago's ability to continue as a going concern) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Genta Incorporated and Genta Jago Technologies B.V. as of and for the year ended December 31, 1997, appearing in Genta's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public on the SEC's Internet web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of securities under this prospectus is terminated.

         The following documents are incorporated by reference into this prospectus:

o Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-19635); and

o The description of Genta's capital stock set forth in the Registration Statement on Form S-1 filed on November 4, 1991, and all amendment thereto (Registration No. 33-43642).

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Genta Incorporated
                  99 Hayden Avenue
                  Lexington, Massachusetts  02421
                  Attention: Chief Financial Officer
                  Telephone number:  (781) 860-5150

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, previously paid or payable by the Registrant in connection with the sale of common stock being registered under this registration statement. All amounts are estimates except the SEC registration fee.

                                                                   AMOUNT TO BE
                                                                       PAID
                                                                       ----
SEC registration fee............................................      $32,278
Printing expenses ..............................................       5,000
Legal fees and expenses.........................................       25,000
Accounting fees and expenses....................................       15,000
Miscellaneous expenses..........................................        5,000
                                                                   ----------
Total...........................................................      $82,278
                                                                   ==========


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. Genta's Restated Certificate of Incorporation, as amended, contains provisions permitted by Section 102(b)(7) of the DGCL.

         Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

         The Registrant's Restated Certificate of Incorporation, as amended, provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. Pursuant to the registration rights agreement entered into with the Registrant, the selling stockholders have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

         The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16.  EXHIBITS

Exhibit No        Description
----------        -----------

4.1 Form of specimen stock certificate for the Registrant's common stock (incorporated herein by reference to Exhibit 1 filed as part of the Registrant's Registration Statement under the Securities Exchange Act of 1934 on Form 8-A filed with the SEC on November 7, 1991).

5.1**             Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1              Consent of Deloitte & Touche LLP.

23.2              Consent of Deloitte & Touche Experta Ltd.

23.3              Consent of Ernst & Young LLP.

23.4** Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1*             Power of Attorney.

--------------------
*        Previously filed.
**       To be filed by amendment.


ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                      -II-2-

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, Genta Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 7, 2000.

                                 GENTA INCORPORATED


                                 By: /s/ RAYMOND P. WARRELL, JR.
                                    ---------------------------------------
                                    Name:  Raymond P. Warrell, Jr., M.D.
                                    Title: President and Chief Executive Officer
                                           (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                             Date
---------                          -----                             ----
            *                      Chairman of the Board
----------------------------       of Directors
Mark C. Rogers, M.D.


 /s/ RAYMOND P. WARRELL, JR.       President, Chief Executive     April 7, 2000
----------------------------       Officer and Director
Raymond P. Warrell, Jr., M.D.      (Principal Executive Officer)


 /s/ GERALD M. SCHIMMOELLER        Vice President and             April 7, 2000
---------------------------        Chief Financial Officer
Gerald M. Schimmoeller             (Principal Financial and
                                    Accounting Officer)


            *                      Director
---------------------------
Donald G. Drapkin


            *                      Director
---------------------------
Kenneth G. Kasses, Ph.D.


                                   Director
---------------------------
Ralph Snyderman, M.D.


                                   Director
---------------------------
Daniel D. Von Hoff, M.D.


            *                      Director
---------------------------
Harlan J. Wakoff


            *                      Director
----------------------------
Michael S. Weiss

*By:   /s/ RAYMOND P. WARRELL, JR.                               April 7, 2000
      --------------------------------------
      Raymond P. Warrell, Jr., M.D.
      Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.       Description

4.1 Form of specimen stock certificate for the Registrant's common stock (incorporated herein by reference to Exhibit 1 filed as part of the Registrant's Registration Statement under the Securities Exchange Act of 1934 on Form 8-A filed with the SEC on November 7, 1991).

5.1**             Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1              Consent of Deloitte & Touche LLP.

23.2              Consent of Deloitte & Touche Experta Ltd.

23.3              Consent of Ernst & Young LLP.

23.4** Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1*             Power of Attorney.

-----------------
*        Previously filed.
**       To be filed by amendment.